Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO

972.301.3658, mpaxton@intrusion.com

Media Contact

Jay Barbour, VP Marketing

972.664.8107, jbarbour@intrusion.com

INTRUSION INC. ANNOUNCES
FIRST QUARTER RESULTS

Revenue Increases 28% Compared to First Quarter 2006

Richardson, Texas – May 10, 2007 – Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the three months ended March 31, 2007.

Revenue for the first quarter 2007 was $1.1 million compared to $0.9 million for the first quarter 2006, a 28% increase.

Intrusion’s operating loss was $0.5 million in the first quarter 2007 compared to $1.5 million in the first quarter 2006, a 67% decrease.

Gross profit margin was 61% of revenue in the first quarter of 2007 compared to 55% of revenue in the first quarter of 2006.

Intrusion’s first quarter 2007 operating expenses were $1.2 million, compared to $2.0 million for the first quarter 2006, a 40% decrease.

As of March 31, 2007, Intrusion reported cash and cash equivalents of $0.7 million, working capital of $0.5 million and debt of $0.1 million.

Intrusion closed a private placement sale of $500,000 of common stock at $0.54 per share on March 15, 2007.  The stock was purchased by G. Ward Paxton, Chairman, President and CEO, and Michael L. Paxton, Vice President and CFO.  The price of the common stock was determined by 110% of the average closing price for the last 20 trading days up to and including the closing date of March 15, 2007.

“Even though we made progress in the first quarter in the development of our business for our two product families, TraceCop and Compliance Commander, we are not satisfied with the rate of growth achieved,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 18, 2007 by calling 1-800-642-1687 (if outside the United States,
1-706-645-9291).  At the replay prompt, enter conference identification number 8955865.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of regulated information compliance, entity identification systems, data privacy protection products, and network intrusion prevention and detection solutions.  In addition, Intrusion offers deployment technologies along with security services for the information-driven economy.  Intrusion’s product families include the Compliance Commander™ for regulated information compliance, data privacy protection and identity theft prevention, TraceCop™ identification and location service, Intrusion SpySnare™ for real-time inline blocking of spyware and unwanted P2P applications, and Intrusion SecureNet™ for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company.  Such statements include, without limitations, statements regarding future revenue growth and profitability, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products in emerging markets, market acceptance of our products, the impact of our sustained losses on our ability to successfully operate and grow our business, our stock price and the recent loss of our Nasdaq listing, our ability to generate sufficient cash flow or obtain additional financing on acceptable terms in order to fund ongoing liquidity needs, the highly competitive market for our products, the effects of sales and implementation cycles for our products on our quarterly results, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$682	$933
Accounts receivable, net of allowance for doubtful accounts of $76 in 2007 and $90 in 2006	809	844
Inventories, net	209	209
Prepaid expenses	152	198
Total current assets	1,852	2,184

Property and equipment, net	172	162
Other assets	45	41
TOTAL ASSETS	$2,069	$2,387

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$899	$1,099
Line of credit	125	200
Deferred revenue	351	367
Total current liabilities	1,375	1,666

Stockholders’ Equity:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 260
Liquidation preference of $1,331	918	918
Series 2 shares issued and outstanding – 460
Liquidation preference of $1,155	724	724
Series 3 shares issued and outstanding – 469
Liquidation preference of $1,026	667	667
Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 9,232 in 2007 and 8,306 in 2006 Outstanding shares – 9,222 in 2007 and 8,296 in 2006	92	83
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	54,403	53,947
Accumulated deficit	(55,569)	(55,077)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ equity	694	721
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,069	$2,387

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2007	2006

Revenue	$1,092	$851
Cost of revenue	421	387

Gross profit	671	464

Operating expenses:
Sales and marketing	515	817
Research and development	423	792
General and administrative	227	348

Operating loss	(494)	(1,493)

Interest income, net	4	18
Other income (expense), net	(2)	—
Loss before income taxes	(492)	(1,475)
Income tax provision	—	—
Net loss	(492)	(1,475)
Preferred stock dividends accrued	(43)	(45)
Net loss attributable to common stockholders	$(535)	$(1,520)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.06)	$(0.22)
Weighted average shares outstanding
- Basic and Diluted	8,471	6,981